Exhibit 99.(d)(1)(d)

July 14, 2008

The Board of Trustees

Advanced Series Trust

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Management Fee Waiver: AST Academic Strategies Asset Allocation Portfolio

To the Board of Trustees:

Effective upon the commencement of operations of the AST Academic Strategies Asset Allocation Portfolio (the Portfolio), a series of Advanced Series Trust, Prudential Investments LLC (PI) and AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.) (AST, and together with PI, the Co-Managers), as the Co- Managers of the Portfolio, have contractually agreed to reimburse and/or waive fees so that the Portfolio’s investment management fees plus “Other Expenses” (exclusive in all cases of taxes, interest, brokerage commissions, distribution (12b-1) fees and extraordinary expenses) do not exceed 0.80% of the Portfolio’s average daily net assets from July 21, 2008 to July 20, 2009.

PRUDENTIAL INVESTMENTS LLC

By:
Name:
Title:

AST INVESTMENT SERVICES, INC.

By:
Name:
Title: